Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectuses of Genocea Biosciences, Inc. for the registration of: (a) its common stock, preferred stock, warrants, or units; and, (b) its common stock, respectively, and to the incorporation by reference therein of our report dated February 27, 2015, with respect to the financial statements of Genocea Biosciences, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 27, 2015